Exhibit 99.1

Corporate News

FOR RELEASE AT 4PM ET MAY 11, 2015

Arotech Reports First Quarter Revenues of $24.2 Million; Adjusted EPS of $0.03

Reaffirms 2015 guidance for total revenue of $110 to $125 million, with adjusted earnings per share (Adjusted EPS) of $0.31 to $0.36;

Relocation of facilities from Alabama to South Carolina Expected to Contribute to EPS Going Forward

Ann Arbor, Michigan – May 11, 2015 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for its quarter ended March 31, 2015.

First Quarter 2015 Financial and Business Highlights:
•	Total revenues of $24.2 million, an increase of 8.2% compared to Q1 2014
•	Adjusted EPS of $0.03, compared to $0.09 in Q1 2014
•	Backlog of orders as of March 31, 2015 totaled approximately $63.4 million versus $51.9 million for the same time last year

“Demand for more energy-efficient power systems and our advanced simulation and training solutions continues to reinforce our confidence in our outlook for full-year 2015,” commented Steven Esses, Arotech’s President and CEO. “With a solid backlog and strong visibility into our sales pipeline we are reaffirming our full-year guidance, despite some order slippage and typical seasonal headwinds that we experienced during the first quarter.

“Subsequent to the close of the first quarter we completed the relocation of all the operations of our Auburn, Alabama facility to our cutting-edge engineering and manufacturing facilities in Charleston, South Carolina,” Mr. Esses added. “This consolidation into a single facility will enable us to both lower overhead costs in excess of $1.25 million on an annualized basis beginning in 2016 and enable collaboration across all facets of the Power Systems division, unleashing synergies from the acquisition of UEC.”

Mr. Esses continued, “The integration and consolidation of our Power Systems division facilities provides our customers with expanded and comprehensive Energy Storage and Power Management design, integration and manufacturing capabilities. The collaboration will optimize product development to provide a broader range of high performing and affordable power solutions. Programs, such as the US Army’s SWIPES and the Marine Corps’ GREENS and MEHPS, will all benefit from the optimization, and we expect to realize continued improvements as a result of this co-location.”

First Quarter Results

Revenues for the first quarter were $24.2 million, compared to $22.4 million for the comparable period in 2014, an increase of 8.2%. The year-over-year increase was driven, in large part, by the acquisition of UEC in the second quarter of 2014.

Gross profit for the quarter was $6.9 million, or 28.5% of revenues, compared to $7.3 million, or 32.8% of revenues, for the prior year period.

The operating loss for the first quarter of 2015 was $(827,000), compared to operating income of $1.3 million for the corresponding period in 2014. Operating costs and expenses in the quarter grew by $4.0 million compared to the corresponding quarter in 2014. A large portion of the increase was due to the inclusion of the operating costs and expenses of UEC in the results for the first quarter of 2015.

Total other income for the first quarter of 2015 was $584,000 compared to a $(87,000) loss for the corresponding period in 2014. The improvement was due to the sale of the former Armor building in Alabama.

The Company’s net loss from continuing operations for the first quarter was $(483,000), or ($0.02) per basic and diluted share, compared to net income of $1.0 million, or $0.05 per basic and diluted share, for the corresponding period last year.

Adjusted Earnings per Share (Adjusted EPS) for the quarter was $0.03 compared to $0.09 for the corresponding period in 2014. Arotech believes that information concerning Adjusted EPS enhances overall understanding of its current financial performance. Arotech computes Adjusted EPS, which is a non-GAAP financial measure, as reflected in the table below.

Balance Sheet Metrics

As of March 31, 2015, the Company had $12.0 million in cash and cash equivalents and $234,000 in restricted collateral deposits, as compared to December 31, 2014, when the Company had $11.3 million in cash and $236,000 in restricted collateral deposits.

As of December 31, 2014, Arotech has net operating loss carryforwards for U.S. federal income tax purposes of $35.0 million, which are available to offset future taxable income, if any, expiring in 2021 through 2032. Utilization of U.S. net operating losses is subject to annual limitations due to provisions of the Internal Revenue Code of 1986 and similar state provisions.  The Company accrued $150,000 in non cash tax expenses in the first quarter of 2015, reflecting the uncertainty of the deductibility of intangible expenses for federal income tax purposes.

The Company ended the quarter ended March 31, 2015 with total debt of $23.6 million, consisting of $3.8 million in short-term bank debt under its credit facility, $4.3 million in short-term debt and $15.5 million in long-term loans. This is in comparison to December 31, 2014, when the Company had total debt of $21.3 million, consisting of $4.4 million in short-term debt and $16.9 million in long-term loans.

The Company also had $6.7 million in available, unused bank lines of credit with its primary bank as of March 31, 2015, under a $15.0 million credit facility through its FAAC subsidiary, which was secured by the assets of the Company’s FAAC and UEC subsidiaries and guaranteed by Arotech.

The Company had a current ratio (current assets/current liabilities) of 2.0, compared with the December 31, 2014 current ratio of 2.0.

Business Outlook

The Company is reaffirming its 2015 guidance for total revenue of $110 to $125 million, with adjusted earnings per share (Adjusted EPS) of $0.31 to $0.36. This outlook includes only organic contribution, and does not take any potential acquisition activity into account. Adjusted EPS is based on the Company’s capitalization at the end of 2014 of approximately 25 million shares outstanding. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

Conference Call

The Company will host a conference call Tuesday, May 12, 2015 at 9:30 a.m. ET. To access the conference call interested investors should dial:

US:  1-888-428-9480

International: + 1-719-325-2323

The conference call will also be broadcast live as a listen-only webcast on the investor relations section of Arotech’s website at http://www.arotech.com/.

The online webcast will be archived on the Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-870-5176 within the U.S. and 1-858-384-5517 internationally. The telephonic playback will be available beginning at 12:00 pm Eastern time on Tuesday, May 12, 2015, and continue through 11:59 pm Eastern time on Tuesday, May 19, 2015. The replay passcode is 6211121.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced battery solutions, innovative energy management and power distribution technologies, and zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech's products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Investor Relations Contacts:

Brett Maas / Rob Fink
Hayden IR
(646) 536.7331 / (646) 415.8972
ARTX@haydenir.com

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)
(U.S. Dollars)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,193,960	$11,528,212
Trade receivables	16,513,109	17,595,811
Unbilled receivables	14,454,220	15,937,060
Other accounts receivable and prepaid	1,709,861	1,155,548
Inventories	9,091,854	9,811,783
Total current assets	53,963,004	56,028,414
LONG TERM ASSETS:
Property and equipment, net	6,395,904	6,462,949
Other long term assets	4,960,954	4,985,400
Intangible assets, net	10,979,592	11,840,365
Goodwill	45,287,756	45,422,219
Total long term assets	67,624,206	68,710,933
Total assets	$121,587,210	$124,739,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$4,664,424	$6,772,082
Other accounts payable and accrued expenses	7,636,645	9,105,214
Current portion of long term debt	4,330,839	4,380,730
Short term bank credit	3,760,000	33,238
Deferred revenues	6,489,188	7,826,178
Total current liabilities	26,881,096	28,117,442
LONG TERM LIABILITIES:
Accrued Israeli statutory/contractual severance pay	6,975,295	7,051,630
Long term portion of debt	15,489,096	16,934,360
Other long-term liabilities	6,455,591	6,280,467
Total long-term liabilities	28,919,982	30,266,457
Total liabilities	55,801,078	58,383,899
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity (net)	65,786,122	66,355,448
Total liabilities and stockholders’ equity	$121,587,210	$124,739,347

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Three months ended March 31,
	2015	2014
Revenues	$24,226,708	$22,382,800

Cost of revenues	17,329,479	15,043,311
Research and development expenses	1,094,264	995,513
Selling and marketing expenses	1,225,416	1,431,768
General and administrative expenses	4,543,893	3,538,673
Amortization of intangible assets	860,773	74,119
Total operating costs and expenses	25,053,825	21,083,384

Operating income (loss)	(827,117)	1,299,416

Other income	911,429	32,113
Financial income (expense), net	(327,608)	(119,001)
Total other income (expense)	583,821	(86,888)
Income (loss) before income tax expense	(243,296)	1,212,528

Income tax expense	239,381	198,436
Net income (loss)	(482,677)	1,014,092

Other comprehensive income, net of income tax
Foreign currency translation adjustment	(245,514)	(46,083)
Comprehensive income (loss)	$(728,191)	$968,009

Basic net income (loss) per share	$(0.02)	$0.05

Diluted net income (loss) per share	$(0.02)	$0.05
Weighted average number of shares used in computing basic net income/loss per share	23,305,679	19,572,668
Weighted average number of shares used in computing diluted net income/loss per share	23,305,679	20,175,408

Calculation of Adjusted Earnings Per Share
($ in thousands, except per share data)

	Three Months ended March 31,	Three Months ended March 31,
	2015	2014

Revenue (GAAP measure)	$24,227	$22,383
Net income (loss) (GAAP measure)	$(483)	$1,014
Adjustments:
Amortization	861	74
Stock compensation	182	129
Non-cash tax	150	150
EFB transition /UEC acquisition costs	803	535
Armor building sale	(895)	–
Net adjustments	$1,101	$888
Adjusted net income	$618	$1,902
Number of shares	23,306	20,175
Adjusted EPS	$0.03	$0.09

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